Exhibit 3.79

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

LAKE ROAD GENERATING COMPANY, L.P.

This Second Amendment to the Certificate of Limited Partnership of Lake Road Generating Company, L.P., a Delaware limited partnership, (the “Limited Partnership”) is being executed by the undersigned for the purpose of amending the Certificate of Limited Partnership of the Limited Partnership under the Delaware Revised Uniform Limited Partnership Act, Del. Code, Title 6, Section 17-101 et seq., as amended from time to time.

1.             The name of the limited partnership is “Lake Road Generating Company, L.P.”

2.             Article 2 of the Certificate of Limited Partnership (the “Certificate”) is hereby amended to read in its entirety as set forth below:

“2. The address of its registered agent in the State of Delaware is 1675 South State Street, Suite B, County of Kent, City of Dover, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.”

3.             Article 3 of the Certificate is hereby amended to read in its entirety as set forth below:

“3. The name and address of the General Partner is:

Lake Road Holdings GP, LLC

601 Travis Street, Suite 1400
Houston, Texas 77002”

4.             Except as amended hereby, all of the provisions of the Certificate shall continue in full force and effect.

LAKE ROAD GENERATING COMPANY, L.P.

By: Lake Road Holdings GP, LLC
Its: General Partner

	By:	/s/ Heidi D. Lewis
	Name:	Heidi D. Lewis
	Title:	Vice President, Group General Counsel and Assistant Secretary

Dated: May 20, 2015